UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: May 11, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through March 31, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

These questions include several related to the profitability profile of our various products. We do not have business operating segments. We have one reportable segment, but disclose revenue by type and product area, to provide useful information to shareholders. When we address relative margins, by type of revenue or product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to the individual product areas. These methodologies are not complete and, like our product areas, do change from time to time. As a result, our discussions of relative margins are directional and based on estimates. Moreover, certain significant pools of operating expenses, including those for data, research, information technology systems, infrastructure, sales, marketing, facilities, and other corporate functions, are managed by central teams. The allocation of these expenses to product areas may also change over time.

Operating Margin

1.	In the spirit of the table provided in the 12/22/22 8K on the drivers of the change in operating margin, would it be possible to speak to the drivers of operating margin change in Q4 2022? Specifically, how much of the margin change was due to the higher decrementals in DBRS (and associated revenue decline) vs. Pitchbook management bonus plan impact vs. other drivers?

You are correct that both the DBRS Morningstar revenue decline and the increase in stock-based compensation related to the PitchBook plan were large drivers of the year-over-year margin change as noted in our fourth quarter earnings release. Excluding the impact of both items and making certain cost allocation assumptions and estimates, our adjusted operating margins would have been relatively flat in the fourth quarter of 2022 vs the prior-year period. That analysis assumes certain cost allocation assumptions and estimates.

2.	What are the biggest risks to driving adjusted operating margins back above 20% in the coming years?

We remain focused on improving our adjusted operating margin over time to be more consistent with historical peaks. That said, the biggest risks continue to be market-related. As you have seen over the past three quarters, market volatility and a soft credit issuance environment can disrupt sustained progress toward achieving margin improvement. Asset-based and transaction-based revenue represented 29% of our revenue in 2022 and declined sharply in the second half of the year, a trend that continued into the first quarter of 2023.

Despite these short-term pressures, we believe our strategies in product areas like Morningstar Wealth, Workplace, Morningstar Indexes, and DBRS Morningstar will drive long-term value creation, even if they are subject to cyclical pressure.

In Morningstar Wealth, we are focused on increasing AUM and flows over time with our investments in direct indexing capabilities and expanding our US and UK wealth platforms. In Workplace, we continue to drive managed account adoption and are seeing strong participant increases from our focus on advisors and large plans. At the same time, Morningstar Indexes is benefiting from the launch of unique and proprietary investable products and benchmarks. Growing the Indexes’ licensed-data product will help create more recurring revenue.

All of these areas have significant addressable markets, and we believe that we can continue to grow and gain share over time. These business areas also show meaningful operating leverage when markets are in our favor.

DBRS Morningstar

3.	Are there any specific leading indicators you look to that have had a high correlation with DBRS organic growth in a given quarter?

On an ongoing basis we review deal pipelines, interest rates, and spreads. Starting in mid-2022, volatility in financial markets, especially credit spreads, resulted in a sharp slowdown in credit issuance. DBRS Morningstar has significant exposure to structured finance ratings, and, in particular commercial-mortgage-backed and residential-mortgage-backed securities. Weak issuance in those sectors was the primary driver of the organic decline in revenue for DBRS Morningstar in the second half of 2022 and the first quarter of 2023.

Over the longer term, we expect growth in middle-market and private corporate issuance in the U.S. and Europe to contribute to organic revenue growth. In 2022, we started to see the benefit of investments we’re making in these markets with the issuance of more than 110 new ratings in middle-market corporates during the year.

4.	How do you think about cyclicality and willingness to spend on DBRS Morningstar? What has FCF looked like historically through cycles?

We acknowledge that the credit ratings business is a cyclical one. Given continued weakness in global ratings activity, and, in particular, in structured finance, we’re managing expenses prudently. That said, we want to be ready when markets rebound and have made investments to support middle-market and private corporate ratings in the U.S. and Europe.

In general, given the one-time recognition of transaction-based revenue and the upfront receipt of cash when a rating is issued, there is a high correlation of revenues to free cash flow for credit ratings businesses. Free cash flow is particularly strong in years with high levels of issuance (including 2021) and falls sharply when issuance declines. This trend is evident in our competitor’s results. We would note that as of 2022, DBRS Morningstar has a lower proportion of recurring revenue than its larger competitors.

5.	It’s difficult to take market share in this market. What data do you have that shows your share v. the industry? What is the right proxy for the business and are you under/overperforming? Where have you had the most/least success on share gains v. original expectations?

DBRS Morningstar’s market share varies significantly by geography and asset class.

In Canada, DBRS Morningstar enjoys market-leading positions in the areas of corporate, structured, covered bonds, financial institutions, and sovereign related credit ratings.

In the U.S. and Europe, DBRS Morningstar has solid market share in the structured finance sectors in which it is active, including nonagency commercial mortgage-backed securities (CMBS) and residential mortgage-backed securities (RMBS). As we noted in a response to a related question in March 2023, the SEC’s 2023 annual staff report on the Nationally Recognized Statistical Rating Organizations (NRSROs) is most useful in tracking long-term, rather than short-term trends in the market, due in part to changing market definitions over time. The report shows that between 2020 and the first half of 2022, DBRS Morningstar’s market share ranged from 20-35% in U.S. asset-based securities. In CMBS, our market share during the period ranged from 40-50%. We’d note that in addition to a large issuance declines, we’ve seen some market share pressure in CMBS following the highs noted in the report as the mix of transaction types in this space has changed, along with our prevailing credit views. We believe that our market share across structured finance globally tends to fall in similar ranges.

DBRS Morningstar’s share of ratings in corporate and financial institutions markets outside of Canada is much smaller as we are not a significant player in rating the large, investment-grade corporates in the U.S. and Europe that dominate the markets. Instead, our focus is on middle-market and private transactions. We’ve seen some early success in that market. During 2022, revenue attributed to U.S. middle-market corporates grew, despite the challenging environment. Globally, we issued more than 110 new ratings in middle-market corporates in 2022.

As we assess our progress in reaching our objectives with DBRS Morningstar, the biggest challenge has been the sharp slowdown in ratings activity starting in mid-2022, although we believe that we are well-positioned to grow when credit issuance picks up.

6.	When you acquired DBRS, you noted that their adjusted operating margin was similar to that of MORN as a whole and that in 1H 2019, it was 19.7%. From 2019 to 2022, the combination of DBRS Morningstar has grown revenue by approximately $30M while DBRS' employee count is up from 504 (disclosed in the 10-K at time of deal) to 700 today (per LinkedIn). Based on this, it seems as if DBRS profitability in 2022 was likely very muted given the market slowdown. How should we think about the revenue scale DBRS needs to achieve to get back to operating margins similar to company-average levels over time?

You are correct and, as we have indicated, the declines in revenue in DBRS Morningstar had a meaningful impact on our margins, taking into account certain cost allocation assumptions and estimates. That said, we have invested behind the business over the past several years given the significant market opportunity we see to grow and capture share in a $7.7 billion credit ratings market. Since 2019, we have focused on increasing scale while we develop key ratings areas, which includes a focus on middle-market corporate activities, and the expansion of our data offering. To support these objectives, DBRS Morningstar headcount had grown to a little over 800 employees as of the end of 2022, primarily reflecting additional operational and analytical roles. Roughly half of that total headcount growth was in India, which included operations and analytical support roles, with the remainder of growth coming from the Europe (18%), the United States (18%), and Canada (14%). We expect these investments to deliver strong long-term returns and deliver margin improvement over time.

PitchBook

7.	How many of PitchBook's clients are considered vulnerable to economic downturns, such as loss-making companies, VC-backed firms, and small businesses?

Regardless of where we are in the market cycle, private capital participants require high-quality data and insights to inform business and investment strategies. PitchBook continues to deliver on its core value proposition and educate users on its many use cases. That said, the client segment that is most vulnerable in the current environment is the company segment, and, in particular start-ups and corporate development teams. In total, the company segment represents about a third of PitchBook’s client count, which doesn’t necessarily correspond to its share of revenue. We are focused on educating corporate development teams on potential additional use cases in this environment, including generating new leads and sales opportunities.

8.	What other software companies in this space do you look at to justify how big you think PB can be (from a revenue standpoint)? How does the competitive landscape change across the different user types?

As we note in our 10-K, the PitchBook platform’s primary competitors are CB Insights, Preqin, and S&P Capital IQ. We believe that we can meet the needs of these competitors’ core customers all within the PitchBook platform, giving us room to grow to a larger size than any one of these companies/segments alone. With the addition of Leveraged Commentary & Data’s capabilities, we are also competing with LevFin Insights, Refinitiv, and Debtwire (for news). Compared to these competitors, our advantages include depth and volume of news coverage, breadth of proprietary research, industry standard index and benchmarks, and the integration with other data and capabilities in the PitchBook platform.

When we think of our competitive environment, we focus on differences by capability and data type. For example, we compete with CB Insights primarily for venture and emerging company related data, Prequin for fundraising and asset-allocation related data, and Capital IQ for transactions and deal-related data.

9.	Looking at PitchBook Total Addressable Market (TAM), where do you have the highest/lowest penetration? How do usage metrics, time in platform, etc. differ across these user types? How does different usage of the platform by user or firm type translate into rev/customer opportunity and assumptions? The idea here is that the TAM the company has put out has a lot of users but not all those users are the same in the value they get out of the platform. Some users work all day in the platform so see high value vs others maybe only use it transactionally a few times a year. What considerations have been made on $/firm in coming up with a TAM to account for those differences vs assuming all users get to what the TAM implies at $43k/firm? I.e., what is the rev/customer opportunity for high value users differ from low value users in the context of the TAM that suggest $43k/ and the current just over $4k/. Does the TAM assume rev/customer is different across those?

PitchBook's total addressable market includes companies (corporate use cases), investors (VC, PE and other investors), limited partners, and service providers (lenders, investment banks and other service providers). We have highest penetration among investment banks and the greatest opportunity with the large universe of non-investment bank service providers.

We build our estimate of the TAM based on the number of firms that meet our criteria and an estimate of average account revenue across all user types. To be included in the TAM, a firm must be active in at least one use case that PitchBook supports (three use cases for our companies client segment). Examples of use cases include identification of comparables and valuation work, deal sourcing, market intelligence, raising capital, etc. We recognize that certain clients will have more significant use cases and thus higher revenue potential than the average, while others will have fewer use cases and generate a lower level of revenue than the average account revenue. That said, we don’t see significant differences in product usage statistics by user type and have high level of adoption, engagement, and retention across all user types.

10.	What are the primary drivers of rev/license? How do you price per value given the user base TAM is very diverse? The website notes that you offer all-inclusive pricing?

As we discussed in a related response on March 23, 2023, our pricing strategy offers two options for clients:

-	Seat-based licenses. Under this option, a defined number of users within a firm have access to PitchBook; and
-	Enterprise licenses. Under this option, everyone within a group or firm has access to PitchBook. Over time, we have increased the number of firms on enterprise licenses and expect significant revenue growth to come from continuing to pursue this strategy.

Pricing is all-inclusive for the platform and reflects the value we offer to clients. In mid-2022, we raised prices, reflecting product enhancements, data, research, and improvements to the user experience that continue to make the PitchBook platform critical to our client’s needs. Licenses are at the firm level and per user costs tend to decline with the increase in the number of users.

Leveraged Commentary and Data Acquisition

11.	It looks as if you paid a much higher multiple on Leveraged Commentary & Data (LCD) relative to other acquisitions ($56 million in revenue on up to $650 million total price). What justified that multiple? What ROI are you expecting?

Our analysis was based on overall cash-on-cash and internal rate of returns based on the price we are paying and the value we expect to realize over time. We do not disclose expected ROI on individual transactions, but following extensive due diligence, we expect the acquisition of Leveraged Commentary & Data (LCD) to generate strong returns well above our cost of capital. So far, despite volatility in the credit markets, we are tracking slightly ahead of plan, which reflects the importance of LCD data to clients.

12.	For the LCD acquisition, how do you plan to monetize the data? Are you able to/how will you track that return? What type of growth do you expect? How does the LCD acquisition expand the $3.5 billion TAM, especially given that the PitchBook user rate is for flat, all-inclusive pricing? What is the opportunity on expansion into private credit markets?

We believe that the integration of LCD into the PitchBook platform provides the opportunity to better penetrate PitchBook’s existing addressable market as we are able to support expanded client use cases. We expect the integration to support both the expansion of business with existing PitchBook and LCD customers and the addition of new logos. While it’s still early, we are already seeing evidence that the combination of LCD and PitchBook—which included the recent rollout of LCD research on the PitchBook platform – is providing additional incremental value to our customers and raising their willingness to pay for it.

As of April 2022, we estimated that PitchBook’s total TAM was $4.9 billion; as of April 2023, we estimated the TAM grew to $6.5 billion. This increase partially reflects the identification of new companies and clients with potential use cases as our we’ve broadened our data coverage globally.

For Morningstar Indexes, we see the opportunity to launch new investable products based on LCD data and Morningstar intellectual property as well as to expand our client base and cross-sell LCD data with other index products.

Morningstar Sustainalytics Research Practices

13.	Have you made any changes to the product/business model given the legal issues? Please provide more detail on the legal fees related to the independent investigation of Sustainalytics.

Last year, an extensive independent investigation was conducted to look into anti-Israel bias concerns in some of Sustainalytics’ research. The investigation found no evidence of pervasive or systemic bias across Sustainalytics’ products, but offered helpful process and procedure recommendations that Morningstar is implementing to reinforce transparency, consistency, and objectivity in our work. We are implementing a number of changes we believe will make our research even better for investors, and we are publicly sharing our progress on this front. For more detail, please visit the information hub on this topic (morningstar.com/company/addressing-anti-israel-bias-concerns) and our public progress report (morningstar.com/company/anti-israel-bias-concerns-progress).

The independent investigation was conducted by the law firm White & Case. We do not disclose fees paid to any specific service provider, but would note that the legal fees associated with this matter were a meaningful part of our increase in professional fees in 2022, as discussed in a related response published on April 22, 2023.

Mergers & Acquisitions

14.	Please rank your most successful to least successful acquisitions. We note $1.5 billion in M&A spend over the past few years with flat free cash flow over the period. As an outsider, what should we hold the company accountable to on getting good ROIs on these acquisitions. At this point, financials show that ROICs have come down. Please walk us through the ROI of the different acquisitions.

Over the past few years, our M&A spend has been concentrated in a few larger transactions. Dating back to 2019, our largest acquisitions have been DBRS, Sustainalytics, and LCD. We have largely financed these acquisitions with additional debt, which has contributed to short-term negative impacts on our return on invested capital (ROIC) as invested capital has increased with returns expected to improve in future periods. While we do not disclose the assumed returns in any specific transaction, based on our due diligence each transaction was expected to comfortably exceed our cost of capital.

While difficult to rank, we are pleased with the results so far from each of those acquisitions. With the acquisition of DBRS, we have boosted our scale with strong market share in Canada and a meaningful position in structured credit in the U.S. and Europe, and we’ve had early success in our efforts to grow in middle-market and private credit in the U.S. and Europe, even against the backdrop of a weak global ratings environment since mid-2022. Overall, DBRS Morningstar was tracking ahead of plan through 2021. Since then, market headwinds have slowed our progress, but we continue to see good long-term growth potential.

With Morningstar Sustainalytics, we continue to meet the demand for ESG data, research, and ratings to help investors make informed decisions, most recently with the rollout of new climate metrics. Overall, revenue has exceeded plan, although we have invested more heavily than initially anticipated to capitalize on long-term opportunities that materialized post-acquisition.

Finally, LCD datasets complement PitchBook’s robust product and research capabilities, and we believe that these enhancements will help drive future PitchBook growth as we are able to provide transparency into the leveraged loan market while creating a centralized tool for private capital and debt markets. We’ve made important progress here including the introduction of LCD research on the PitchBook platform earlier this month. For Morningstar Indexes, this acquisition provides an opportunity to launch new investable products based on LCD data and Morningstar intellectual property. As we noted in a response to a related question this month, despite volatility in the credit markets, we are tracking slightly ahead of plan with the LCD acquisition, which reflects the importance of LCD data to clients.

15.	The company has been a lot more acquisitive with current management. How has thinking evolved on this?

Our approach to acquisitions has remained consistent over time. We favor organic growth but remain opportunistic when we identify transactions that can complement our strategy and provide strong returns. In the past 15 years, we have completed 40 acquisitions, with 12 having closed since 2017. That said, the size of the transactions has increased in recent years. You see this with our acquisitions of DBRS, Sustainalytics and LCD referenced in another response this month. As our business and balance sheet grow, we can pursue larger transactions if they meet our criteria. While larger transactions can create more meaningful value, smaller transactions can be equally as important to our strategy and can often take as much time to integrate as some of the larger deals we’ve done.

SVB Impact

16.	Does PitchBook have any business relationship with SVB Financial/Signature Bank? If so, what percentage of PitchBook's revenues and licenses come from them?

PitchBook did have a relationship with SVB Financial and Signature Bank, as well as with First Republic Bank. We don’t disclose the size of specific customers. While all three relationships were important, we do not consider the revenue from these clients to be material to PitchBook’s overall revenue base.

17.	Besides PitchBook, are there any other products that are likely to be negatively impacted by the bankruptcy of SVB Bank/ Signature Bank or the downturn in the PE/VC market?

PitchBook is the only product with direct exposure to the private equity and venture capital markets. Outside of PitchBook, we do not have any other business relationship with SVB Bank or Signature Bank.

More broadly, we do sell other products to a number of regional banks, including First Republic Bank. These products include Advisor Workstation, which may include access to managed investment and stock research, and Morningstar Direct, which is used by teams who create proprietary research products. Less frequently, regional banks buy data licenses from Morningstar Data or Morningstar Sustainalytics. The revenue from First Republic Bank was not material to our overall revenue.

Artificial Intelligence

18.	Does Morningstar leadership view Artificial Intelligence as a "friend" or a "foe" to MORN's business over the next 5-10 years and how does this vary by database / product? Are there certain products where AI could easily replicate MORN's historical databases (perhaps more commoditized data sets like public equities) or others where AI can't replace the value-add Morningstar brings (perhaps more proprietary data collection like Pitchbook)?

We view advances in Artificial Intelligence (AI) as a “friend” to Morningstar’s business. Our data collections operations are already heavily automated and integrate GPT technology.

In addition, AI provides new commercial opportunities to allow our clients to consume our data and research. For example, we are in the process of rolling out an AI chatbot that is powered by our editorial content as well as fund and equity reports. It is targeted at advisors and asset managers and can answer general questions related to finance and investments. As the technology continues to improve, we expect increased demand for these types of capabilities.

Climate Action Plan

19.	We are pleased to see Morningstar has committed to taking steps to achieve net zero by 2050 as part of the NZFSPA, but note that the company has not yet set a science-based target. We encourage you to work toward doing so.

As a signatory to the Net Zero Financial Service Providers Alliance (NZFSPA), Morningstar is committed to taking steps to achieve net zero by 2050. The NZFSPA is part of the larger Glasgow Financial Alliance for Net Zero (GFANZ), which adheres to the U.N. Race to Zero criteria. The NZFSPA commitments stipulate that Morningstar will take a number of steps including:

•         Aligning all relevant services and products to achieve net zero greenhouse gas emissions by 2050 or sooner, scaling and mainstreaming Paris Agreement-alignment into the core of our business.

•         Building an internal capability to understand the risks and opportunities of the net zero transition using best-practice net zero methodologies, such as Science Based Targets initiative (SBTi), where they exist and, where methodologies or data are missing, proactively and collaboratively work to address those gaps.

•         Addressing our own operational impacts by setting science-based emissions reduction targets across all operational emissions (Scopes 1 and 2 and, where material, 3) in line with 1.5°C emissions pathways). Set interim science-based reduction targets within 12 months of joining for no later than 2030 across all operational emissions.

Morningstar’s current targets are considered ‘science-based’ because they are in line with what the latest climate science deems necessary to meet the goals of the Paris Agreement – limiting global warming to well-below 2C above pre-industrial levels and pursuing efforts to limit warming to 1.5C. Our Climate Transition Plan details our current planned decarbonization approach that is aligned to the standardized 1.5-degree Celsius sectoral pathway from the SBTi. We seek advice from external consultants on our decarbonization efforts and aim to align our actions with the latest guidance from the SBTi.

As our climate transition planning efforts mature, we will close existing gaps in our greenhouse gas emissions accounting, which exist primarily in our scope 3 emissions. We will continue annual reporting against progress on our climate commitment. Our near-term goals include publication of our first TCFD-aligned report, which we are prioritizing as part of our commitment to the NZFSPA. Over the longer-term, our goals include certification of our efforts by the SBTi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: May 11, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer